EXHIBIT 99.1
PRESS RELEASE OF PAYCHEX, INC. DATED JULY 1, 2014

PAYCHEX, INC. REPORTS FOURTH QUARTER AND FISCAL 2014 RESULTS

July 1, 2014
HIGHLIGHTS

•	Total service revenue increased 6% for the fourth quarter; 6% for the full fiscal year 2014.

◦	Payroll service revenue increased 3% for the fourth quarter; 4% for fiscal 2014.

◦	Human Resource Services revenue increased 10% for the fourth quarter; 12% for fiscal 2014.

•	Total revenue increased 5% for the fourth quarter; 6% for fiscal 2014.

•	Operating income increased 8% for the fourth quarter; 9% for fiscal 2014.

•	Net income and diluted earnings per share both increased 18% for the fourth quarter; 10% for fiscal 2014.

ROCHESTER, NY, July 1, 2014 — Paychex, Inc. ("Paychex," "we," "our," or "us") (NASDAQ:PAYX) today announced its results of operations for the three months ended May 31, 2014 (the "fourth quarter"), as well as the full year ended May 31, 2014 ("fiscal 2014" or the "fiscal year"). Martin Mucci, President and Chief Executive Officer of Paychex, commented, "We are pleased with our strong finish to fiscal 2014.  Payroll service revenue continued to advance for the fiscal year, driven by higher revenue per check, client base, and checks per payroll.  Our Human Resource Services revenue continued to grow at a double-digit rate, driven largely by demand for human resource outsourcing solutions. We again finished the year with client retention at record levels."
Mr. Mucci added, "In fiscal 2014, we continued our investment in software-as-a-service solutions and mobility applications with new product releases that position us for long-term growth.  Our focus on client service, coupled with our leading-edge technology and full suite of product offerings, distinguishes us from our competitors and positions us as a valuable partner for small- to medium-sized businesses. The recent launch of our Paychex | IHS Small Business Jobs Index provides data on macro-economic trends, and we are encouraged by results that show a trend of continuing steady growth."
With the introduction of a new health insurance offering within our professional employer organization ("PEO") during fiscal 2014, we began classifying certain PEO direct costs as operating expenses rather than a reduction in service revenue. This change had no impact on operating income. In evaluating Human Resource Services ("HRS") revenue, we historically have evaluated PEO revenue net of direct costs. Growth rates within this discussion of our results of operations are based on results assuming we had continued to report PEO revenue net of these direct costs. In future periods, all discussion will utilize numbers reflecting this change in classification. Refer to the Supplemental Schedule on page 6 for a presentation of the impact of this change in classification on our Consolidated Statements of Income.
Total service revenue increased 6% for both the fourth quarter and fiscal year, compared to the respective periods last year. Net income and diluted earnings per share both increased 18% for the fourth quarter and 10% for the fiscal year, compared to the respective periods last year. The growth rates for net income and diluted earnings per share were positively impacted by comparison to the prior year fourth quarter, in which we recorded an increase to our tax provision for the settlement of a state income tax matter, which reduced diluted earnings per share by approximately $0.04 per share for both the prior year fourth quarter and fiscal year ended May 31, 2013 ("fiscal 2013").

Payroll service revenue increased 3% for the fourth quarter and 4% for the fiscal year, compared to the respective periods last year. These increases were driven by growth in revenue per check, client base, and checks per payroll. Revenue per check improved as a result of price increases, partially offset by discounting, coupled with the impact of increased product penetration. As of May 31, 2014, we served approximately 580,000 payroll clients, an increase of approximately 2% from May 31, 2013. Checks per payroll increased 1.1% for the fourth quarter. The rate of growth in payroll service revenue for the fourth quarter was slightly lower than for the fiscal year due to one less processing day in the quarter compared to the same period last year.
HRS revenue increased 10% for the fourth quarter and 12% for the fiscal year, compared to the respective periods last year. The growth in HRS revenue was driven primarily by client base growth, particularly in Paychex HR Solutions, retirement services, and online HR administration products. Our Paychex HR Solutions was the largest contributor to this growth, experiencing increases of 13% in clients and 14% in client employees served as of May 31, 2014 compared to May 31, 2013. Retirement services revenue was positively impacted by a 5% increase in plans as of May 31, 2014 compared to May 31, 2013, and also benefited from a 13% increase in the average asset value of participants' funds. Insurance services revenue growth reflected higher average premiums in workers' compensation insurance services and a modest increase in the number of health and benefits applicants. Our online HR administration products contributed to growth through strong sales of software-as-a-service solutions.
Total expenses increased 4% for the fourth quarter and 5% for the fiscal year, compared to the respective periods last year. This growth was primarily in compensation-related expenses both in wages and performance-based compensation costs. The increase in wages was largely due to continued investment in product development and supporting technology, as well as sales force investment initiatives that began during fiscal 2013.
Operating income increased 8% for the fourth quarter and 9% for the fiscal year, compared to the respective periods last year. Operating income, net of certain items (see Note 1 on page 4 for further description of this Non-GAAP financial measure) also increased 8% for the fourth quarter and 9% for the fiscal year, compared to the respective periods last year.

	For the three months ended			For the twelve months ended
	May 31,			May 31,
$ in millions	2014	2013	Change	2014	2013	Change
Operating income	$228.3	$211.8	8%	$982.7	$904.8	9%
Excluding interest on funds held for clients	(10.2)	(10.0)	2%	(40.7)	(41.0)	(1)%
Operating income, net of certain items	$218.1	$201.8	8%	$942.0	$863.8	9%
Interest on funds held for clients increased 2% for the fourth quarter, compared to the same period last year. This increase was a result of a 3% increase in average investment balances, partially offset by slightly lower average interest rates earned. For the fiscal year, interest on funds held for clients decreased 1% compared to last year. This decrease was due to lower average interest rates earned and lower net realized gains on the sale of available-for-sale securities, partially offset by a 4% increase in average investment balances. The increases in average investment balances for the fourth quarter and fiscal year were mainly driven by increases in checks per payroll, growth in client base, and wage inflation. In addition, average invested balances for the fiscal year were impacted by the expiration of certain payroll tax cuts on December 31, 2012, which resulted in higher employee social security withholdings.
Investment income, net, increased 6% for the fourth quarter, compared to the same period last year. This increase was primarily driven by higher average investment balances and slightly higher average interest rates earned. Investment income, net, decreased 18% for the fiscal year, compared to last year. The decrease was due to lower average interest rates earned, partially offset by higher average investment balances. The higher average investment balances are the result of investment of cash generated from operations.

Average investment balances and interest rates are summarized below:

	For the three months ended			For the twelve months ended
	May 31,			May 31,
$ in millions	2014	2013	Change	2014	2013	Change
Average investment balances:
Funds held for clients	$4,299.7	$4,177.6	3%	$3,877.0	$3,715.6	4%
Corporate investments	$938.6	$810.6	16%	$888.2	$756.9	17%

Average interest rates earned (exclusive of net realized gains):
Funds held for clients	0.9%	1.0%		1.0%	1.1%
Corporate investments	0.7%	0.6%		0.7%	0.8%

Total net realized gains	$0.1	$—		$0.6	$0.9
The available-for-sale securities within the funds held for clients and corporate investment portfolios reflected a net unrealized gain of $34.5 million as of May 31, 2014, compared with a net unrealized gain of $34.7 million as of May 31, 2013. During fiscal 2014, the net unrealized gain/(loss) position of our investment portfolio ranged from a net unrealized loss of $12.8 million to a net unrealized gain of $42.7 million. The net unrealized gain on our investment portfolios was approximately $31.8 million as of June 27, 2014.
Financial results as reported on the Consolidated Statements of Income on page 7 included the adjustment to classify certain PEO direct costs as operating expenses rather than a reduction in service revenue. Service revenue, as reported, increased 9% for the fourth quarter and 8% for the fiscal year, as compared to the respective periods last year. Total expenses, as reported, increased 10% for the fourth quarter and 8% for the fiscal year, as compared to the respective periods last year. There was no impact to operating income as a result of this adjustment.
Our financial position as of May 31, 2014 remained strong with cash and total corporate investments of $936.8 million and no debt. Our primary source of cash is generated from our ongoing operations. Historically, we have funded our operations, capital purchases, business acquisitions, share repurchases, and dividend payments from our operating activities. Our positive cash flows have allowed us to support our business and to pay substantial dividends to our stockholders. It is anticipated that cash and total corporate investments as of May 31, 2014, along with projected operating cash flows, will support our normal business operations, capital purchases, business acquisitions, share repurchases, and dividend payments for the foreseeable future.
Cash flows from operations were $880.9 million for fiscal 2014, an increase of 30% over the prior year. This increase was the result of higher net income adjusted for non-cash items, and fluctuations in working capital. Working capital fluctuations contributed $54.8 million of cash inflows for fiscal 2014, compared with $77.0 million of cash outflows in the prior year. This was largely related to timing of collections from clients and payments for compensation, PEO payroll, and income taxes. The fluctuations in income tax payments related to the settlement of a state income tax matter in the fourth quarter of fiscal 2013.

In October 2012, our Board of Directors approved a stock repurchase program to purchase up to $350 million of Paychex common stock, with authorization for this program expiring May 31, 2014. During the fourth quarter, we repurchased 1.1 million shares of common stock for a total of $46.8 million. A total of $249.7 million of common stock, or 6.2 million shares, has been repurchased under this program in fiscal 2014. In May 2014, the Board approved a new stock repurchase program to purchase up to $350 million of common stock, with authorization expiring May 31, 2017.
OUTLOOK
Our outlook for the fiscal year ending May 31, 2015 ("fiscal 2015") is based upon current market, economic, and interest rate conditions continuing with no significant changes. Our expected full year fiscal 2015 payroll revenue growth rate is based upon anticipated client base growth and increases in revenue per check. HRS revenue and total service revenue reflect the classification of certain PEO direct costs as operating expenses rather than a reduction in service revenue. The impact of this change in classification will add approximately 5% to the HRS revenue growth rate and approximately 2% to the total service revenue growth rate, but will have no impact on net income growth.

Our guidance is as follows:

	Low		High
Payroll service revenue	3%	—	5%
HRS revenue	16%	—	19%
Total service revenue	8%	—	10%
Net income	6%	—	8%
Operating income, net of certain items, as a percent of total service revenue is expected to be in the range of 37% to 38% for fiscal 2015. The effective income tax rate for fiscal 2015 is expected to be consistent with that experienced for fiscal 2014. Interest on funds held for clients for fiscal 2015 is expected to be relatively flat as it continues to be impacted by the low interest rate environment, with funds reinvested at lower yields.
Note 1: In addition to reporting operating income, a United States ("U.S.") generally accepted accounting principle ("GAAP") measure, we present operating income, net of certain items, which is a non-GAAP measure. We believe operating income, net of certain items, is an appropriate additional measure, as it is an indicator of our core business operations performance period over period. It is also the basis of the measure used internally for establishing the following year’s targets and measuring management’s performance in connection with certain performance-based compensation payments and awards. Operating income, net of certain items, excludes interest on funds held for clients. Interest on funds held for clients is an adjustment to operating income due to the volatility of interest rates, which are not within the control of management. Operating income, net of certain items, is not calculated through the application of GAAP and is not the required form of disclosure by the Securities and Exchange Commission ("SEC"). As such, it should not be considered as a substitute for the GAAP measure of operating income and, therefore, should not be used in isolation, but in conjunction with, the GAAP measure. The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.
ANNUAL REPORT ON FORM 10-K
We anticipate filing our Annual Report on Form 10-K ("Form 10-K") before the end of July 2014, and this will be available at www.paychex.com. This press release should be read in conjunction with the Form 10-K and the related Notes to Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in that Form 10-K.
CONFERENCE CALL
Interested parties may access the webcast of our Earnings Release Conference Call, scheduled for July 2, 2014 at 10:30 a.m. Eastern Time, at http://investor.paychex.com/webcasts. The webcast will also be archived for approximately one month. Our news releases, current financial information, SEC filings, and investor presentation are also accessible at www.paychex.com.
For more information, contact:

Investor Relations:	Efrain Rivera, CFO, or Terri Allen	585-383-3406
Media Inquiries:	Laura Saxby Lynch	585-383-3074

ABOUT PAYCHEX
Paychex, Inc. is a leading provider of payroll, human resource, insurance, and benefits outsourcing solutions for small- to medium-sized businesses. The company offers comprehensive payroll services, including payroll processing, payroll tax administration, and employee pay services, including direct deposit, check signing, and Readychex®. Human Resource Services include 401(k) plan recordkeeping, section 125 plans, a professional employer organization, time and attendance solutions, and other administrative services for business. A variety of business insurance products, including group health and workers’ compensation, are made available through Paychex Insurance Agency, Inc. Paychex, Inc. was founded in 1971. With headquarters in Rochester, New York, the company has more than 100 offices and serves approximately 580,000 payroll clients as of May 31, 2014. For more information about Paychex, Inc. and our products, visit www.paychex.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS PURSUANT TO THE U.S. PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Certain written and oral statements made by us may constitute "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as "we expect," "expected to," "estimates," "estimated," "current outlook," "we look forward to," "would equate to," "projects," "projections," "projected to be," "anticipates," "anticipated," "we believe," "could be," and other similar phrases. Examples of forward-looking statements include, among others, statements we make regarding operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to revenue growth, earnings, earnings-per-share growth, or similar projections.
Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict, many of which are outside our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not place undue reliance upon any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

•
general market and economic conditions including, among others, changes in U.S. employment and wage levels, changes to new hiring trends, legislative changes to stimulate the economy, changes in short- and long-term interest rates, changes in the fair value and the credit rating of securities held by us, and accessibility of financing;

•	changes in demand for our services and products, ability to develop and market new services and products effectively, pricing changes and the impact of competition;

•	changes in the availability of skilled workers;

•
changes in the laws regulating collection and payment of payroll taxes, professional employer organizations, and employee benefits, including retirement plans, workers’ compensation, health insurance (including health care reform legislation), state unemployment, and section 125 plans;

•	changes in health insurance and workers’ compensation rates and underlying claims trends;

•	changes in technology that adversely affect our products and services and impact our ability to provide timely enhancements to services and products;

•	the possibility of a security breach that disrupts operations or exposes client confidential data;

•	the possibility of failure of our operating facilities, computer systems, and communication systems during a catastrophic event;

•	the possibility of third-party service providers failing to perform their functions;

•	the possibility of a failure of internal controls or our inability to implement business processing improvements;

•
the possibility that we may be subject to liability for violations of employment or discrimination laws by our clients and acts or omissions of client employees who may be deemed to be our agents, even if we do not participate in any such acts or violations; and

•	potentially unfavorable outcomes related to pending legal matters.
Any of these factors, as well as such other factors as discussed in our periodic filings with the SEC, could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known at this time, and any forward-looking statement made by us in this document speaks only as of the date on which it is made. We undertake no obligation to update these forward-looking statements after the date of issuance of this press release to reflect events or circumstances after such date, or to reflect the occurrence of unanticipated events.

PAYCHEX, INC.
SUPPLEMENTAL SCHEDULE (Unaudited)
(In millions)
With the introduction of a new health insurance offering within our PEO during fiscal 2014, we began classifying certain PEO direct costs as operating expenses rather than a reduction in service revenue. This change had no impact on operating income. In evaluating HRS revenue, we historically have evaluated PEO revenue net of direct costs. The following tables show the impact of this change in classification on the fourth quarter and fiscal 2014 results of operations.

	For the three months ended
	May 31, 2014			% Change
	Excluding PEO Adjustment	PEO Adjustment	As Reported	Excluding PEO Adjustment	As Reported
Revenue:
Payroll service revenue	$394.5	$—	$394.5	3%	3%
Human Resource Services revenue	212.5	21.8	234.3	10%	22%
Total service revenue	607.0	21.8	628.8	6%	9%
Interest on funds held for clients	10.2	-	10.2	2%	2%
Total revenue	617.2	21.8	639.0	5%	9%
Expenses:
Operating expenses	176.2	21.8	198.0	4%	17%
Selling, general and administrative expenses	212.7	-	212.7	4%	4%
Total expenses	388.9	21.8	410.7	4%	10%
Operating income	228.3	—	228.3	8%	8%
Investment income, net	1.4	—	1.4	6%	6%
Income before income taxes	229.7	—	229.7	8%	8%
Income taxes	83.8	—	83.8	(7)%	(7)%
Net income	$145.9	$—	$145.9	18%	18%

	For the twelve months ended
	May 31, 2014			% Change
	Excluding PEO Adjustment	PEO Adjustment	As Reported	Excluding PEO Adjustment	As Reported
Revenue:
Payroll service revenue	$1,599.3	$—	$1,599.3	4%	4%
Human Resource Services revenue	832.1	46.8	878.9	12%	18%
Total service revenue	2,431.4	46.8	2,478.2	6%	8%
Interest on funds held for clients	40.7	—	40.7	(1)%	(1)%
Total revenue	2,472.1	46.8	2,518.9	6%	8%
Expenses:
Operating expenses	685.7	46.8	732.5	3%	10%
Selling, general and administrative expenses	803.7	—	803.7	7%	7%
Total expenses	1,489.4	46.8	1,536.2	5%	8%
Operating income	982.7	—	982.7	9%	9%
Investment income, net	5.4	—	5.4	(18)%	(18)%
Income before income taxes	988.1	—	988.1	8%	8%
Income taxes	360.6	—	360.6	5%	5%
Net income	$627.5	$—	$627.5	10%	10%

PAYCHEX, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In millions, except per share amounts)

	For the three months ended			For the twelve months ended
	May 31,			May 31,
	2014	2013	Change	2014	2013	Change
Revenue:
Payroll service revenue	$394.5	$382.6	3%	$1,599.3	$1,539.2	4%
Human Resource Services revenue	234.3	192.7	22%	878.9	746.0	18%
Total service revenue	628.8	575.3	9%	2,478.2	2,285.2	8%
Interest on funds held for clients (1)	10.2	10.0	2%	40.7	41.0	(1)%
Total revenue	639.0	585.3	9%	2,518.9	2,326.2	8%
Expenses:
Operating expenses	198.0	169.9	17%	732.5	668.2	10%
Selling, general and administrative expenses	212.7	203.6	4%	803.7	753.2	7%
Total expenses	410.7	373.5	10%	1,536.2	1,421.4	8%
Operating income	228.3	211.8	8%	982.7	904.8	9%
Investment income, net (1)	1.4	1.4	6%	5.4	6.6	(18)%
Income before income taxes	229.7	213.2	8%	988.1	911.4	8%
Income taxes	83.8	89.7	(7)%	360.6	342.4	5%
Net income	$145.9	$123.5	18%	$627.5	$569.0	10%

Basic earnings per share	$0.40	$0.34	18%	$1.72	$1.56	10%
Diluted earnings per share	$0.40	$0.34	18%	$1.71	$1.56	10%
Weighted-average common shares outstanding	363.5	364.6		364.5	363.8
Weighted-average common shares outstanding, assuming dilution	365.3	365.9		366.1	364.7
Cash dividends per common share	$0.35	$—	100%	$1.40	$1.31	7%

(1)
Further information on interest on funds held for clients and investment income, net, and the short- and long-term effects of changing interest rates can be found in our filings with the SEC, including our Quarterly Report on Form 10-Q and our Form 10-K, as applicable, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These filings are accessible at our website www.paychex.com.

PAYCHEX, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In millions, except per share amount)

	May 31,
	2014	2013
ASSETS
Cash and cash equivalents	$152.5	$107.3
Corporate investments	398.7	398.2
Interest receivable	36.3	32.4
Accounts receivable, net of allowance for doubtful accounts	149.4	133.4
Deferred income taxes	12.0	2.3
Prepaid income taxes	17.2	49.9
Prepaid expenses and other current assets	46.7	36.6
Current assets before funds held for clients	812.8	760.1
Funds held for clients	4,198.6	4,072.5
Total current assets	5,011.4	4,832.6
Long-term corporate investments	385.6	369.1
Property and equipment, net of accumulated depreciation	342.2	346.0
Intangible assets, net of accumulated amortization	40.6	45.2
Goodwill	540.3	533.9
Deferred income taxes	37.1	34.1
Other long-term assets	12.9	2.8
Total assets	$6,370.1	$6,163.7

LIABILITIES
Accounts payable	$48.8	$42.7
Accrued compensation and related items	171.7	138.2
Deferred income taxes	6.6	8.1
Other current liabilities	44.7	39.5
Current liabilities before client fund obligations	271.8	228.5
Client fund obligations	4,167.1	4,039.7
Total current liabilities	4,438.9	4,268.2
Accrued income taxes	28.6	19.7
Deferred income taxes	69.0	53.3
Other long-term liabilities	56.6	48.8
Total liabilities	4,593.1	4,390.0

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value; Authorized: 600.0 shares; Issued and outstanding: 363.0 shares as of May 31, 2014 and 365.4 shares as of May 31, 2013, respectively.	3.6	3.7
Additional paid-in capital	794.4	659.5
Retained earnings	957.5	1,088.5
Accumulated other comprehensive income	21.5	22.0
Total stockholders’ equity	1,777.0	1,773.7
Total liabilities and stockholders’ equity	$6,370.1	$6,163.7

PAYCHEX, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In millions)

	For the twelve months ended
	May 31,
	2014	2013
OPERATING ACTIVITIES
Net income	$627.5	$569.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization on property and equipment and intangible assets	105.0	98.2
Amortization of premiums and discounts on available-for-sale securities, net	70.3	56.2
Stock-based compensation costs	26.3	22.8
(Benefit)/provision for deferred income taxes	(4.9)	5.3
Provision for allowance for doubtful accounts	2.5	1.7
Net realized gains on sales of available-for-sale securities	(0.6)	(0.9)
Changes in operating assets and liabilities:
Interest receivable	(3.9)	(1.8)
Accounts receivable	(18.2)	8.3
Prepaid expenses and other current assets	22.5	(45.6)
Accounts payable and other current liabilities	45.1	(16.6)
Net change in other assets and liabilities	9.3	(21.3)
Net cash provided by operating activities	880.9	675.3
INVESTING ACTIVITIES
Purchases of available-for-sale securities	(29,850.5)	(28,332.8)
Proceeds from sales and maturities of available-for-sale securities	30,080.6	27,620.2
Net change in funds held for clients’ money market securities and other cash equivalents	(441.5)	1,019.4
Purchases of property and equipment	(84.1)	(98.7)
Acquisition of businesses, net of cash acquired	(9.3)	(21.3)
Purchases of other assets	(11.3)	(5.1)
Net cash (used in)/provided by investing activities	(316.1)	181.7
FINANCING ACTIVITIES
Net change in client fund obligations	127.4	(454.6)
Dividends paid	(510.6)	(476.7)
Repurchases of common shares	(249.7)	—
Equity activity related to stock-based awards	113.3	72.8
Net cash used in financing activities	(519.6)	(858.5)
Increase/(decrease) in cash and cash equivalents	45.2	(1.5)
Cash and cash equivalents, beginning of period	107.3	108.8
Cash and cash equivalents, end of period	$152.5	$107.3